September 26, 2007

To all FHLBC members:

Today we are filing an 8-K report (attached) with the SEC announcing that we have received a draft of a Consent Cease and Desist Order from our regulator, the Federal Housing Finance Board. The Bank is currently in discussions with the Finance Board regarding its terms. The draft Order proposes that capital stock repurchases and redemptions would be prohibited until such time as may be determined by the Finance Board, unless the repurchase or redemption is approved by the Director of the Office of Supervision of the Finance Board. The draft also proposes that dividend declarations would be subject to the prior written approval of the Director.

We do not expect the final version of an Order to impact any products or services offered by the Bank to our members, including extensive short- and long-term funding options through Advances and the purchase of mortgages through the MPF® Program. In addition, the Community Investment Group will continue its work directly impacting housing and economic development in our members' communities.

Our consideration of strategic options for the FHLBC, including the possibility of a merger with the Federal Home Loan Bank of Dallas, continues. Although we have not reached an agreement and it is possible that we will not finalize any agreement to combine the banks, our priority in the analysis of all options is evaluating the possible benefit to you, our members.

Our focus will continue to be on addressing the concerns of our regulator as expeditiously as possible in order to serve you well during this challenging market. We intend to report back to you regularly on our progress.

Sincerely,

Mike Thomas

President and CEO